SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 1, 2003


                                 West Marine, Inc.
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          (Exact name of registrant as specified in its charter)



   Delaware                      0-22512                    77-0355502

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(State or other              (Commission  File            (I.R.S. Employer
jurisdiction of               Number)                      Identification No.)
incorporation)



          500 Westridge Drive                          95076
          Watsonville, California

      --------------------------------              ------------

     (Address of principal executive offices)        (Zip Code)



                                (831) 728-2700

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             (Registrant's telephone number, including area code)



Item 7.           Financial Statements and Exhibits.

                  (a) Not Applicable.

                  (b) Not Applicable.

                  (c) Exhibits:

                      99.1 West Marine, Inc. Net Sales Press Release dated October 1, 2003 (furnished pursuant to Item 12 of Form 8-K)


Item 12.          Results of Operations and Financial Condition.

   On October 1, 2003, West Marine, Inc. announced its net sales for the five weeks ended September 27, 2003, for the 13-week period ended September 27, 2003 and for the 39-week period ended September 27, 2003. A copy of this press release is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEST MARINE, INC.





Date:  October 2, 2003                  By: /s/ Eric Nelson
                                            -------------------------
                                            Eric Nelson
                                            Senior Vice President and
                                            Chief Financial Officer

                                                                Exhibit 99.1


         Contacts:  West Marine, Inc.
         Eric Nelson, Senior Vice President and Chief Financial Officer
         (831) 761-4489
         Russell Solt, Director of Investor Relations
         (831) 761-4229



                      WEST MARINE ANNOUNCES SEPTEMBER 2003
                                  SALES RESULTS


         WATSONVILLE, CA, October 1, 2003 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended September 27, 2003 were $56.6 million, a 26.6% increase from net sales of $44.7 million for the same period a year ago. Comparable store net sales for the five weeks ended September 27, 2003 increased 1.7% from the same period a year ago. Sales from 62 BoatU.S. stores acquired in January 2003 from Boat America are included in total sales, but are not reflected in comparable store sales statistics.

         Net sales for the thirteen weeks ended September 27, 2003 were $191.9 million, an increase of 27.3% from net sales of $150.7 million for the same period a year ago. Comparable store net sales for the latest thirteen weeks increased 1.2% compared to the same period a year ago.

         Net sales for the thirty-nine weeks ended September 27, 2003 were $536.0 million, an increase of 22.4% from net sales of $437.9 million for the same period a year ago. Comparable store net sales for the latest thirty-nine weeks decreased 3.6% compared to the same period a year ago.

         John Edmondson, CEO of West Marine, said, "September sales improved toward the end of the month. Comparable store sales by region were Southeast 4.5%, Northeast 2.0% and West Coast -2.1%. We believe part of the improvement was due to Hurricane Isabel, which affected a large portion of the eastern seaboard. However, Isabel also contributed to boats coming out of the water earlier than usual for the season. Therefore, we expect our winterizing sales to be moved forward from last year, which may produce better than expected sales in the first couple of weeks of October and weaker sales later in October and November.

         "Our guidance for the fourth quarter remains the same. We expect sales of $125 million to $130 million and our estimate for a fourth quarter loss ranges from ($0.11) to ($0.09) per share versus last year's loss of ($0.07) per share."

         West Marine, Inc. is the nation's largest specialty retailer of boating supplies and apparel, with 339 stores in 38 states, Canada and Puerto Rico, and more than $500 million in annual sales. The Company's highly successful Catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor
         - and the convenience of being able to exchange Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine's revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

         West Marine's initiatives for 2003 include opening more new stores in Canada and opening more West Marine Express stores, which are smaller format stores located next to marinas. In January 2003, the Company acquired all 62 BoatU.S. retail stores from Boat America Corporation, as well as its catalog and wholesale operations.

         Special Note Regarding Forward-Looking Statements

         This press release includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Catalog division as the Company and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's Annual Report on Form 10-K for the year ended December 28, 2002 and Quarterly Report on Form 10-Q for the period ended June 28, 2003. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.